Exhibit 99.1

AVANT Immunotherapeutics Reports Second Quarter and Six-Month Financial Results

    NEEDHAM, Mass.--(BUSINESS WIRE)--Aug. 2, 2006--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported a net loss of $5.7 million, or $.08 per share, for the second quarter of 2006 compared to a net loss of $4.7 million, or $.06 per share, for the second quarter of 2005. For the six months ended June 30, 2006, AVANT reported a net loss of $8.6 million, or $.12 per share, compared to a net loss of $9.6 million, or $.13 per share, for the six months ended June 30, 2005. AVANT reported cash and cash equivalents of $53.5 million at June 30, 2006.
    Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, said, "These financial results were consistent with our expectations and we remain on track in all of our product development programs. AVANT is also in a solid financial position to continue to advance these programs and to build on our industry-leading bacterial vaccine franchise, especially following the receipt of $42.6 million in total milestone payments related to the European approval and commercial launch of the Rotarix(R) rotavirus vaccine.
    "During the remainder of 2006, we will be advancing our lead vaccine program, CholeraGarde(R), towards a Phase 3 trial in early 2007 as well as preparing to initiate human safety studies of our oral plague vaccine in early 2007" Dr. Ryan said.
    The increased loss for the second quarter of 2006 compared to the same period in 2005 primarily reflected a decrease in revenues combined with an increase in operating expense, offset in part by an increase in investment income. The decrease in revenues primarily reflected lower billing levels to DynPort Vaccine Company LLC (DVC) for the anthrax/plague vaccine contract during the second quarter of 2006. The increase in operating expense is primarily due to increased operating expenses of the Fall River manufacturing facility, TP10 contract manufacturing costs incurred for process development and scale-up work, offset by a reduction in clinical trials costs. The increase in operating expenses further resulted from an increase in general and administrative expenses partly offset by an increase in investment income.
    The six-month results for 2006 reflect a decrease in net loss compared to the same period in 2005. This decrease in net loss primarily reflected an increase in revenue and an increase in investment income, offset in part by an increase in operating expense. Product development and licensing revenue of $2.6 million was recorded in the first quarter of 2006 due to the receipt of a milestone payment from GlaxoSmithKline. AVANT also recognized approximately $550,000 in revenue related to PRF Vaccine Holdings LLC's (PRF) purchased interests in the net royalties that AVANT receives from Rotarix(R) worldwide net sales. The decrease in government contracts and grants revenue in 2006 compared to 2005 primarily reflects reduced levels of vaccine development work billable to DVC in 2006.
    The increase in operating expense in 2006 compared to 2005 was primarily a result of an increase in research and development expense due to increases in research and development personnel and related costs, consultant fees, contract research costs, license fees, and non-personnel operating and facility-related costs associated with operations of the Fall River facility These increases were offset in part by declines in contract manufacturing costs incurred for process development and scale-up work and clinical trials costs, both associated with the TP10 program. The increase in operating expenses also resulted from higher general and administrative expenses, primarily due to increases in personnel-related expenses and professional services costs. AVANT had higher investment income in 2006 primarily reflecting higher cash balances and higher interest rates between periods.
    The $40 million milestone payment received from PRF during the first quarter of 2006 resulted in taxable income for AVANT. The regular taxable income generated by this transaction will be fully offset with available federal and state net operating loss carryforwards. AVANT recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that will result from receipt of this milestone.

    Marketed Programs

    Glaxo received European Union (EU) approval for Rotarix(R) in February. Addressing a worldwide market opportunity estimated by Glaxo at $1.8 billion, Rotarix(R) has now been approved in over 65 markets worldwide, including Brazil where a publicly funded mass vaccination of the pediatric population began earlier this year. It has been reported that Glaxo will file for market approval in the United States in early 2007.

    Clinical Development Program Update

    In February 2006, AVANT reported that the TP10 females-only study did not meet the primary endpoint, thus confirming the results for female subjects in the previous TP10 Phase 2 trial. Therefore, given the strong efficacy data in males shown in this previous study, AVANT believes there is a clear clinical development pathway for a males-only indication for TP10 in cardiac bypass surgery. Males represent 75% of the U.S. market opportunity in cardiac bypass surgery. AVANT plans to seek a corporate partner to complete development and commercialize TP10.
    Also in February 2006, the NIAID of the National Institutes of Health (NIH) initiated a Phase 1/2 in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of AVANT's Ty800 typhoid fever vaccine. The NIAID trial seeks to confirm the safety and immunogenicity of the Ty800 single dose, oral vaccine observed in an earlier physician-sponsored Ty800 vaccine study.
    AVANT has additionally been advancing the preclinical development of other vaccines in its portfolio, and expects to file an Investigational New Drug application in the fourth quarter of 2006 to initiate Phase 1 human safety studies in early 2007 of its oral plague vaccine candidate.
    Furthermore, AVANT expects to launch a Phase 3 clinical study in early 2007 for its oral cholera vaccine, CholeraGarde(R), for the travelers' market while planning for additional studies with a partner to address global health needs. In 2005, AVANT with its partner, the International Vaccine Institute (IVI), announced the successful completion of a Phase 2 trial CholeraGarde(R), AVANT's cholera vaccine, in Bangladesh where cholera is endemic. The researchers found the single dose, oral vaccine to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years and over 70% of adults generating protective immune responses. There are currently no licensed cholera vaccines indicated for use in children under age two anywhere in the world.
    With respect to AVANT's CETP program for cholesterol management, in preclinical studies AVANT identified a new adjuvant for the vaccine that elicits more than a 10-fold increase in anti-CETP antibody titers when compared to the previous CETi-1 vaccine in animal studies. AVANT has received GMP peptide for the newly formulated vaccine and expects to complete release and stability studies in 2006. AVANT is seeking a development partner for this program.
    Finally, AVANT initiated late last fall a new development program that applies its proprietary bacterial vector technologies to the development of a single-dose, oral vaccine against Avian flu. The combination of conserved antigens together with its existing vaccine technologies, could lead to an Avian flu vaccine with product characteristics ideal for mass vaccinations: safe and effective, single-dose, oral, and storable at room temperature. AVANT is currently evaluating a number of Avian flu constructs in pre-clinical animal models to determine their immunogenicity and, if successful, would hope to select a vaccine candidate within 6-12 months.
    Manufacturing: AVANT has made significant progress in terms of manufacturing at its Fall River facility in recent months. The manufacture of clinical trial supplies of the oral plague vaccine was completed. AVANT is currently manufacturing CholeraGarde(R) for a planned Phase 3 study for the travelers' vaccine market. When that manufacturing task is done, AVANT will begin making clinical trial supplies of Ty800 for a Phase 2 study planned to start in early 2007.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 AM EDT on Wednesday, August 2, 2006 to discuss AVANT's Second Quarter and Six-Month financial results. To access the conference call, dial 866-770-7125 (within the United States), or 617-213-8066 (if calling from outside the U.S.). The passcode for participants is 79009907. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 52485000. The replay will also be broadcast via the Company's website www.avantimmune.com approximately two hours after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and six of AVANT's products are in clinical development, including a treatment to reduce complement- mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of products for biodefense, travelers' vaccines, global health, and pandemic flu needs based on AVANT's rapid-protecting, single-dose, oral and temperature stable vaccine technology.
    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a umber of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other any other microbes used as bioweapons and other disease causing agents; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix(R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix(R) by our partner, Glaxo; (9) Glaxo's strategy and business plans to launch and supply Rotarix(R) worldwide, including in the U.S. and other major markets; (10) changes in existing and potential relationships with corporate collaborators; (11) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (12) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (13) the ability to obtain substantial additional funding; (14) the ability to develop and commercialize products before competitors and that are superior to the alternatives developed by competitors; (15) the ability to retain certain members of management;(16) AVANT's expectations regarding research and development expenses and general and administrative expenses; (17) DVC's ability to complete clinical trials and perform under its agreement; (18) AVANT's expectations regarding CETP's ability to improve cholesterol levels and AVANT's ability to develop and commercialize CETP; (19) AVANT's expectations regarding cash balances, anticipated royalty payments and expenses, including infrastructure expenses; and (20) other factors detailed from time to time in filings with the Securities and Exchange Commission. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this report, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                    AVANT IMMUNOTHERAPEUTICS, INC.


 CONSOLIDATED
  STATEMENTS
 OF OPERATIONS             Quarter                  Six Months
  DATA                  Ended June 30,            Ended June 30,
----------------------------------------------------------------------
                      2006         2005         2006         2005
                          (Unaudited)               (Unaudited)
 REVENUE
 Product
  Development and
    Licensing
     Agreements        $17,446      $59,060   $2,637,420     $130,517
 Government
  Contracts and
  Grants               460,523      522,963      960,730    1,389,050
 Product Royalties      27,510       55,138      613,816       88,146
----------------------------------------------------------------------

 Total Revenue         505,479      637,161    4,211,966    1,607,713
----------------------------------------------------------------------

 OPERATING EXPENSE
 Research and
  Development        4,463,899    3,430,992    8,812,606    7,461,610
 General and
  Administrative     2,117,192    1,861,095    4,105,706    3,571,879
 Amortization of
  Acquired
  Intangible Assets    248,778      248,778      497,556      497,556
----------------------------------------------------------------------

 Total Operating
  Expense            6,829,869    5,540,865   13,415,868   11,531,045
----------------------------------------------------------------------

 Operating Loss     (6,324,390)  (4,903,704)  (9,203,902)  (9,923,332)

 Investment
  Income, Net          654,091      169,764      934,612      320,894
----------------------------------------------------------------------

 Loss before
  Provision for
  Income Taxes      (5,670,299)  (4,733,940)  (8,269,290)  (9,602,438)

 Provision for
  Income Taxes               -            -      372,000            -
----------------------------------------------------------------------

 Net  Loss         $(5,670,299) $(4,733,940) $(8,641,290) $(9,602,438)
----------------------------------------------------------------------

 Basic and Diluted
  Net Loss per
    Common Share        $(0.08)      $(0.06)      $(0.12)      $(0.13)
----------------------------------------------------------------------
 Weighted Average
  Common
    Shares
     Outstanding    74,174,761   74,132,829   74,173,668   74,132,416
----------------------------------------------------------------------



 CONDENSED CONSOLIDATED
 BALANCE SHEETS                                June 30,   December 31,
----------------------------------------------------------------------
                                                2006         2005
                                             (Unaudited)  (Unaudited)
 ASSETS
 Cash and Cash
  Equivalents                                $53,468,716  $23,419,434
 Other Current
  Assets                                       1,523,599    1,185,462
 Property and
  Equipment, net                               7,950,494    5,743,663
 Intangible and
  Other Assets,
  net                                          5,605,803    6,103,358
                                             ------------ ------------
    Total Assets                             $68,548,612  $36,451,917
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS'
  EQUITY
 Current
  Liabilities                                 $6,595,344   $3,692,743
 Long-Term
  Liabilities                                $49,154,474   11,870,051
 Stockholders'
  Equity                                      12,798,794   20,889,123
                                             ------------ ------------
    Total Liabilities and
     Stockholders' Equity                    $68,548,612  $36,451,917
                                             ============ ============

    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net